UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Canon Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

138006309

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑:	Rule 13d-1(b)

☐:	Rule 13d-1(c)

☐:	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 65,539,457
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 65,539,457
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,539,457
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON The Bank of Tokyo-Mitsubishi UFJ, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,000,634
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,000,634
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,000,634
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON HighMark Capital Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 70
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 70
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON IA

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 50,164,933
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 50,164,933
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,164,933
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Kokusai Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,148,700
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 7,148,700
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,148,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 141,800
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 141,800
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 141,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management (UK) Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 430,350
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 430,350
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,350
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Holdings Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,373,890
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 9,373,890
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,373,890
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,138,773
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 9,138,773
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,138,773
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON kabu.com Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 235,117
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 235,117
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 235,117
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

ITEM 1

	(a)	Name of Issuer

Canon Inc.

	(b)	Address of Issuer’s Principal Executive Offices

30-2 Shimomaruko 3-chome, Ota-ku, Tokyo, 146-8501 Japan

ITEM 2

	(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”)

HighMark Capital Management, Inc. (“HCM”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Kokusai Asset Management Co., Ltd. (“MUKAM”)

MU Investments Co., Ltd. (“MUI”)

Mitsubishi UFJ Asset Management (UK) Ltd. (“MUAMUK”)

Mitsubishi UFJ Securities Holdings Co.,Ltd. (“MUSHD”)

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”)

kabu.com Securities Co., Ltd. (“KC”)

	(b)	Address of Principal Business Office or, if none, Residence

MUFG :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

BTMU :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8388, Japan

HCM :
350 California Street, San Francisco,
California 94104, USA

MUTB :
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUKAM :
12-1 Yurakucho 1-chome, Chiyoda-ku
Tokyo 100-0006, Japan

MUI :
3-11 Kandasurugadai 2-chome, Chiyoda-ku
Tokyo 101-0062, Japan

MUAMUK :
24 Lombard Street, London, EC3V 9AJ,
United Kingdom

MUSHD :
5-2, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005 , Japan

MUMSS :
5-2, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005 , Japan

KC :
3-2 Otemachi 1-chome, Chiyoda-ku
Tokyo 100-0004, Japan

CUSIP NO. 138006309

	(c)	Citizenship

Not applicable.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

138006309

ITEM 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MUFG:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

CUSIP NO. 138006309

BTMU:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

HCM:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[Ö]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[ ]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Not applicable

CUSIP NO. 138006309

MUTB:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

CUSIP NO. 138006309

MUKAM:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUI:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

CUSIP NO. 138006309

MUAMUK:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUSHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

CUSIP NO. 138006309

MUMSS:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

KC:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

CUSIP NO. 138006309

ITEM 4	Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	For MUFG

	(a)	Amount beneficially owned:	65,539,457

	(b)	Percent of class:	6.00%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	65,539,457

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	65,539,457

		(iv) Shared power to dispose or to direct the disposition of:	-0-

	For BTMU

	(a)	Amount beneficially owned:	6,000,634

	(b)	Percent of class:	0.55%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	6,000,634

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	6,000,634

		(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 138006309

For HCM

(a)	Amount beneficially owned:	70

(b)	Percent of class:	0.00%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	70

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	70

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUTB

(a)	Amount beneficially owned:	50,164,933

(b)	Percent of class:	4.59%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	50,164,933

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	50,164,933

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUKAM

(a)	Amount beneficially owned:	7,148,700

(b)	Percent of class:	0.65%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	7,148,700

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	7,148,700

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUI

(a)	Amount beneficially owned:	141,800

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	141,800

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	141,800

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 138006309

For MUAMUK

(a)	Amount beneficially owned:	430,350

(b)	Percent of class:	0.04%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	430,350

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	430,350

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUSHD

(a)	Amount beneficially owned:	9,373,890

(b)	Percent of class:	0.86%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	9,373,890

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	9,373,890

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUMSS

(a)	Amount beneficially owned:	9,138,773

(b)	Percent of class:	0.84%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	9,138,773

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	9,138,773

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KC

(a)	Amount beneficially owned:	235,117

(b)	Percent of class:	0.02%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	235,117

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	235,117

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 138006309

ITEM 5	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2016, MUFG beneficially owns 65,539,457 shares of the issuer indirectly through its subsidiaries as follows: BTMU holds 6,000,634 shares (indirectly through a subsidiary, HCM); MUTB holds 50,164,933 shares (indirectly through a subsidiary, MUKAM) (indirectly through a subsidiary, MUI) (indirectly through a subsidiary, MUAMUK); MUSHD holds 9,373,890 shares (indirectly through a subsidiary, MUMSS); an (indirectly through a subsidiary, KC).

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Hikaru Umehara

Name:	Hikaru Umehara

Title:	Chief Manager, Credit & Investment Management Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Hikaru Umehara

Name:	Hikaru Umehara

Title:	Chief Manager, Credit & Investment Management Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

HighMark Capital Management, Inc.

By:	/s/ David B. Wines

Name:	David B. Wines

Title:	Chairman, President and CEO

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Takayuki Yasuda

Name:	Takayuki Yasuda

Title:	Executive Officer and General Manager, Trust Assets Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Mitsubishi UFJ Kokusai Asset Management Co., Ltd.

By:	/s/ Hidemichi Kanesawa

Name:	Hidemichi Kanesawa

Title:	General Manager of Risk Management Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

MU Investments Co., Ltd.

By:	/s/ Yasuhiko Haraguchi

Name:	Yasuhiko Haraguchi

Title:	Director

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Mitsubishi UFJ Asset Management (UK) Ltd.

By:	/s/ Yasunari Sonobe

Name:	Yasunari Sonobe

Title:	Managing Director & CE

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Mitsubishi UFJ Securities Holdings Co.,Ltd.

By:	/s/ Morio Hara

Name:	Morio Hara

Title:	Deputy General Manager of Corporate Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

By:	/s/ Morio Hara

Name:	Morio Hara

Title:	Deputy General Manager of Corporate Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

kabu.com Securities Co., Ltd.

By:	/s/ Takeshi Amemiya

Name:	Takeshi Amemiya

Title:	Senior Managing Executive Officer, CFO